Exhibit 4.9

AMENDMENT #1 TO THE CONVERTIBLE PROMISSORY NOTE

ISSUED ON MARCH 9, 2016

THIS AMENDMENT #1 TO THE CONVERTIBLE PROMISSORY NOTE ISSUED ON March 9, 2016 (the “Amendment”) is made effective as of June 9, 2016, by and between Lifelogger Technologies Corp., a Nevada corporation located at 11380 Prosperity Farms Road, Suite 221E, Palm Beach Gardens, FL 33410 (the “Company”), and Old Main Capital, LLC, located at 3109 Stirling Road, Suite 100, Fort Lauderdale, FL 33312 (the “Holder”) (collectively the “Parties”).

BACKGROUND

A. The Company and Holder are the parties to that certain convertible note originally issued by the Company to the Holder on March 9, 2016, in the original principal amount of $250,000.00 (the “Note”); and

B. The Parties desire to amend the Note as set forth expressly below. In sum, the Company has agreed to immediately add certain provisions to the Note, in exchange for Holder’s removal of the amortization payment requirements, as well as certain additional adjustments to the Note as detailed below.

NOW THEREFORE, in consideration of the execution and delivery of the Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. The definition of Alternate Conversion Price in Section 1 of the Note shall be replaced in its entirety with the following:

“Alternate Conversion Price” shall mean 60% of the lowest VWAP of the Common Stock for the 15 consecutive Trading Days ending on the Trading Day that is immediately prior to the applicable Conversion Date. If an Event of Default occurs under the Note, then “lowest VWAP” in this definition shall be replaced with “lowest traded price.”

2. The definition of Amortization Payment Date in Section 1 of the Note shall be removed in its entirety.

3. The definition of Equity Conditions in Section 1 of the Note shall be removed in its entirety.

4. The title of Section 2 of the Note shall be replaced in its entirety with “Prepayment and Interest.”

5. The 2nd sentence of Section 2(a) of the Note shall be replaced in its entirety with the following:

“All interest payments hereunder will be payable in common stock pursuant to a voluntary conversion, or in cash.”

6. Section 2(e) shall be removed in its entirety.

7. Section 4(a) of the Note shall be replaced in its entirety with the following:

“Notwithstanding anything herein to the contrary, at any time, beginning on the Original Issue Date, and until this Note is no longer outstanding, this Note shall be convertible, in whole or in part, into shares of Common Stock at the option of the Holder (subject to the conversion limitations set forth in Section 4(d) hereof). The conversion price in effect on any Conversion Date (as defined herein) shall be equal to the lesser of the (i) Fixed Conversion Price or (ii) Alternate Conversion Price. The Holder shall effect conversions by delivering to the Company a Notice of Conversion, the form of which is attached hereto as Annex A (each, a “Notice of Conversion”), specifying therein the principal amount of this Note to be converted and the date on which such conversion shall be effected (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. To effect conversions hereunder, the Holder shall not be required to physically surrender this Note to the Company unless the entire principal amount of this Note, plus all accrued and unpaid interest thereon, has been so converted. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note in an amount equal to the applicable conversion. The Holder and the Company shall maintain a Conversion Schedule showing the principal amount(s) converted and the date of such conversion(s). The Company may deliver an objection to any Notice of Conversion within one (1) Business Day of delivery of such Notice of Conversion. In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error. The Holder, and any assignee by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note may be less than the amount stated on the face hereof.

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8. The 1st sentence of Section 4(c)(i) shall be replaced in its entirety with the following:

“The number of Conversion Shares issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding principal amount of this Note to be converted and any accrued and unpaid interest to be converted by (y) the applicable conversion price as provided herein.”

9. The following clause, “pursuant to the amortization schedules contained herein”, shall be deleted from the 1st sentence of Section 4(c)(ii).

10. This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Note. Except as specifically modified hereby, all of the provisions of the Note, which are not in conflict with the terms of this Amendment, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

Lifelogger Technologies Corp.		Old Main Capital, LLC

By:	/s/ Stewart Garner	By:	/s/ Adam Long
Name:	Stewart Garner	Name:	Adam Long
Title:	Chief Executive Officer	Title:	President

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